Exhibit 5.2

Eric Blanchard

+1 617 937 2445

eblanchard@cooley.com

June 3, 2026

IQM Finland Oy

Keilaranta 19

FI-02150 Espoo

Finland

Ladies and Gentlemen:

We have acted as special U.S. counsel to IQM Finland Oy, a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”) in connection with the filing by the Company of a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related proxy statement/prospectus included in the Registration Statement (the “Prospectus”). The Prospectus relates, among other things, to a proposal to approve certain matters related to a Business Combination Agreement, dated as of February 22, 2026 (the “Business Combination Agreement”), by and among the Company, IQM US LLC, a Delaware limited liability company (“Merger Sub”), ECLIPSE QC S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, and Real Asset Acquisition Corp., a Cayman Islands exempted company (“RAAQ”). In accordance with the Business Combination Agreement, RAAQ is to merge with and into Merger Sub and, in connection therewith, each warrant (the “RAAQ Warrants”) of RAAQ outstanding immediately prior to the effective time of such merger is to be assumed by Company and become a warrant (collectively, the “Warrants”) to purchase one American depositary share of the Company (each, an “IQM ADS”), with each IQM ADS representing one ordinary share of the Company, with no nominal value (each, an “IQM Share”). We are not rendering any opinion with respect to any IQM ADS or any IQM Share.

The RAAQ Warrants were issued pursuant to a Warrant Agreement, dated April 28, 2025 (the “Warrant Agreement”), by and between RAAQ and Lucky Lucko, Inc. d/b/a Efficiency (the “Existing Warrant Agent”). In connection with the assumption of the RAAQ Warrants pursuant to the Business Combination Agreement, the Company, RAAQ, the Existing Warrant Agent and a successor warrant agent are to enter into a warrant assignment, assumption, and amendment agreement (the “Warrant Assignment Agreement”), pursuant to which, among other things, the Company will assume the rights, interests and obligations of RAAQ under the Warrant Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrant Agreement, the form of the Warrant Assignment Agreement, the Business Combination Agreement and such other records, documents, certificates, opinions, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons. We have not independently verified such matters. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

COOLEY LLP 500 BOYLSTON STREET, 14TH FLOOR

T: +1 (617) 937-2300 F: +1 (617) 937-2400 COOLEY.COM

IQM Finland Oy

June 3, 2026

Page Two

Our opinion is expressed solely with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any foreign, U.S. federal or state securities law, rule or regulation. We note that the Company is incorporated under the laws of Finland and that our opinion is limited to the laws identified in the first sentence of this paragraph. We have assumed all matters determinable under the laws of Finland, including that the Company is validly existing and in good standing; that the Company has the corporate power to authorize, execute, deliver and perform its obligations under the Warrants and the Warrant Agreement in accordance with its organizational documents and the laws of Finland; that the Company has duly authorized, executed and delivered the Warrant Assignment Agreement; and that the execution, delivery and performance by the Company of its obligations under the Warrants, the Warrant Agreement and the Warrant Assignment Agreement do not and will not violate the laws of Finland or any other applicable laws (excepting from such assumption the laws of the State of New York).

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants, the Warrant Agreement or the Warrant Assignment Agreement that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants, the Warrant Agreement or the Warrant Assignment Agreement are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants, the Warrant Agreement or the Warrant Assignment Agreement.

On the basis of the foregoing, in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that upon assumption of the RAAQ Warrants by the Company pursuant to the Business Combination Agreement, the Warrants will constitute valid and binding obligations of the Company.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

COOLEY LLP 500 BOYLSTON STREET, 14TH FLOOR

T: +1 (617) 937-2300 F: +1 (617) 937-2400 COOLEY.COM

IQM Finland Oy

June 3, 2026

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Eric Blanchard
Eric Blanchard

COOLEY LLP 500 BOYLSTON STREET, 14TH FLOOR

T: +1 (617) 937-2300 F: +1 (617) 937-2400 COOLEY.COM